Exhibit 99.1

ATP Announces First Quarter 2010 Results and Operations Update

HOUSTON--(BUSINESS WIRE)--May 6, 2010--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced first quarter 2010 results and an update on ATP’s Gulf of Mexico developments.

Results of Operations

Revenues from oil and gas production were $93.0 million for the first quarter of 2010 compared to $68.3 million for the first quarter of 2009. Revenues increased primarily due to an increase in the average realized sales price for oil and condensate of 84% and 12% for natural gas partially offset by a 10% decrease in overall production. Oil and gas production for the first quarter of 2010 was 1.5 MMBoe compared to 1.7 MMBoe for the first quarter of 2009. Oil production represented 58% of total production for the first quarter of 2010 compared to 55% of total production for the first quarter of 2009.

ATP recorded a net loss attributable to common shareholders of $0.9 million or $(0.02) per basic and diluted share for the first quarter of 2010 compared to net income of $1.6 million or $0.05 per basic and diluted share for the first quarter of 2009. The first quarter net loss includes a gain of $12.0 million on the exchange of a 10% working interest in Mississippi Canyon (“MC”) 800 for an incremental 50% working interest in MC 754 (part of the Gomez Hub).

Gulf of Mexico Update: Impact of the BP MC252 (“Macondo”) Oil Spill

ATP is experiencing minimal impact on its operations and production, and sales of oil and gas as a result of the recent oil spill. ATP’s Gomez and Telemark Hubs are not in the path of the sheen. Production from the Gomez and Telemark Hubs is transported by subsea pipelines to onshore south Louisiana approximately 100 miles west of the spill site. The ATP platforms that serve the Gomez and Telemark Hubs are over 60 miles west and south of the spill site. It is reported that the sheen is moving in a northeasterly direction away from the Gomez and Telemark Hubs. ATP’s Canyon Express Hub, which is 30 miles to the east, continues to operate safely without interruption from the oil spill. ATP’s remaining producing properties are all located to the west and out of the path of the sheen.

As expected, Gulf of Mexico service companies are preferentially providing services and materials to address the conditions of the oil spill. While not expected, it is possible that ATP may experience schedule adjustments to its development operations as a result of the preferential provision of services and materials to the cleanup efforts.

Telemark Hub Update

Production commenced on March 28, 2010 from the Atwater Valley 63 #4 well through the ATP Titan. The Nabor’s platform rig 202 has been erected on the ATP Titan and completion operations on the MC 941 #3 well are expected to begin next week. The MC 941 #3 well, which has been drilled and cased, is expected to commence production in the second quarter of 2010 provided access to vendor equipment and services is not limited due to the BP MC252 oil spill. In September 2009, the MC 941 #3 well encountered 266’ of net pay, triple the amount of net pay found in the original discovery well. The third and fourth wells at the Telemark Hub, the MC 941 #4 and the MC 942 #2, were both drilled to 12,000 feet in 2009 and are scheduled to be drilled to total depth and completed in 2010 following the completion of the MC 941 #3 well.

ATP operates the deepwater Telemark Hub with a 100% working interest and owns 100% of the ATP Titan and associated pipelines and infrastructure.

Canyon Express Hub Update

Production commenced on March 11, 2010 from the MC 217 #3 well through the Canyon Express pipeline at a gross rate of 35 MMcf/d. At Aconcagua, MC 305, the #3 and #4 wells resumed production at a combined rate of 30 MMcf/d gross, bringing the Canyon Express Hub gross production rate up to approximately 65 MMcf/d. ATP intends to spud an additional well at MC 305 during the second quarter 2010.

ATP operates the Canyon Express Hub with a 50% or greater working interest in the wells and associated pipelines.

Capital Resources and Liquidity

In April 2010, ATP entered into a first lien revolving credit facility (the “Credit Facility”) with an initial borrowing base of $100.0 million, and issued senior second lien notes (the “Notes”) in an aggregate principal amount of $1.5 billion due May 1, 2015 (collectively, the “Borrowings”). The Borrowings are collateralized by substantially all of ATP’s oil and gas properties in the Gulf of Mexico and a pledge of 65% of the common stock of ATP’s wholly owned subsidiary, ATP Oil & Gas (UK) Limited. Proceeds from the Notes were used to repay in full the loans outstanding under ATP’s prior credit facility. The Credit Facility, which may be increased to $150.0 million, contains additional financial covenants that ATP must meet if there are borrowings outstanding under the facility. ATP has no amounts advanced under the Credit Facility with all $100.0 million available.

During the first quarter of 2010, ATP sold dollar-denominated overriding royalty interests from the Gomez Hub properties for $140.0 million ($121.1 million net of transaction costs and fourth quarter 2009 royalty payments). In addition, during the first quarter of 2010, ATP sold dollar-denominated net profits interests in the Telemark Hub for cash proceeds of $49.5 million, net of costs. These interests require ATP to deliver proceeds from the future sale of hydrocarbons from the specified properties equal to the purchasers’ original investment plus an overall return. Accordingly, these transactions have been recorded as long-term obligations on ATP’s balance sheet at March 31, 2010.

ATP had unrestricted cash of $96.8 million and restricted cash of $46.0 million at March 31, 2010 of which $35.0 million became unrestricted in April 2010. During the first quarter of 2010, ATP incurred $55.5 million of interest expense, of which $43.3 million was capitalized associated with the development of the Telemark Hub and Cheviot. Interest expense related to the Telemark Hub project will not be capitalized in future periods since the field commenced production.

ATP incurred $240.4 million of capital expenditures, excluding capitalized interest, on oil and gas properties during the first quarter 2010, of which $77.5 million was funded through vendor deferral programs. These expenditures were incurred predominately at the Telemark Hub.

Selected Financial Data	Three Months Ended
(Unaudited)	March 31,
	2010	2009
Production:
Natural gas (MMcf)	3,751	4,474
Gulf of Mexico	2,778	3,887
North Sea	973	587

Oil and condensate (MBbls)	872	915
Gulf of Mexico	869	914
North Sea	3	1

Natural gas, oil and condensate
MMcfe	8,983	9,963
MBoe	1,497	1,661

Average Prices:
Natural gas (per Mcf)	$5.31	$4.74
Gulf of Mexico	5.22	4.60
North Sea	5.59	5.74

Oil and condensate (per Bbl)	$71.65	$38.97

Natural gas, oil and condensate
Per Mcfe	$9.17	$5.71
Per Boe	55.02	34.26

Deferred Revenue Recognized ($000's):
Natural gas	$1,517	$1,956
Oil and condensate	9,103	9,404
Total	$10,620	$11,360

Gain (Loss) on Oil and Gas Derivatives ($000's):
Natural gas contracts
Realized or settled during the period	$782	$16,361
Unrealized	12,185	1,116

Oil and condensate contracts
Realized or settled during the period	(2,851)	–
Unrealized	(6,581)	(1,232)

Total	$3,535	$16,245

First Quarter 2010 Conference Call

ATP Oil & Gas Corporation (NASDAQ: ATPG) will host a live conference call on Thursday, May 6th at 11:00 am CDT to discuss the company’s first quarter results followed by a Q&A session.

1st Quarter Results Conference Call

Date: Thursday, May 6, 2010

Time: 12:00 pm EDT; 11:00 am CDT; 10:00 am MDT and 9:00 am PDT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 800-768-6570. A digital replay of the conference call will be available at 888-203-1112, ID# 5441302, for a period of 24 hours beginning at 3:00 pm CDT at www.atpog.com.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. While we do not file reports with the SEC containing probable and possible reserve quantities, we occasionally will include them in presentations and discuss such reserves publicly. We and our independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. All estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in our SEC filings.

CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$96,835	$108,961
Restricted cash	45,981	10,504
Accounts receivable (net of allowance of $225 and $291, respectively)	56,255	52,551
Deferred tax asset	44,720	101,956
Derivative asset	12,389	1,321
Other current assets	11,840	10,615
Total current assets	268,020	285,908

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	3,903,933	3,609,131
Unproved properties	13,200	13,910
	3,917,133	3,623,041
Less accumulated depletion, depreciation, impairment and amortization	(1,174,400)	(1,137,269)
Oil and gas properties, net	2,742,733	2,485,772

Furniture and fixtures (net of accumulated depreciation)	280	342
Deferred financing costs, net	23,191	16,378
Other assets, net	14,444	14,747
Total assets	$3,048,668	$2,803,147

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$255,681	$212,736
Current maturities of term loans	–	16,838
Asset retirement obligation	44,950	43,418
Derivative liability	20,478	16,216
Other current liabilities	26,664	23,094
Total current liabilities	347,773	312,302

Term loans	1,245,299	1,199,847
Other long-term obligations	510,386	274,942
Asset retirement obligation	108,329	106,781
Deferred tax liability	89,213	146,764
Derivative liability	8,938	7,646
Deferred revenue	8,717	19,336
Total liabilities	2,318,655	2,067,618

Commitments and contingencies

Temporary equity – redeemable noncontrolling interest	140,490	139,598

Shareholders’ equity:
8% convertible perpetual preferred stock: $0.001 par value, 10,000,000 shares authorized; 1,400,000 issued and outstanding at March 31, 2010 and December 31, 2009; at liquidation value	140,000	140,000
Common stock: $0.001 par value, 100,000,000 shares authorized; 51,208,082 issued and 51,132,242 outstanding at March 31, 2010; 50,755,310 issued and 50,679,470 outstanding at December 31, 2009	51	51
Additional paid-in capital	573,205	571,595
Retained earnings (accumulated deficit)	(17,403)	(19,317)
Accumulated other comprehensive loss	(105,419)	(95,487)
Treasury stock, at cost	(911)	(911)
Total shareholders’ equity	589,523	595,931
Total liabilities and equity	$3,048,668	$2,803,147

CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Oil and gas production	$93,029	$68,256
Other	–	13,664
	93,029	81,920

Costs, operating expenses and other:
Lease operating	29,635	20,214
Exploration	712	174
General and administrative	11,509	11,103
Depreciation, depletion and amortization	36,001	39,398
Impairment of oil and gas properties	8,237	8,049
Accretion of asset retirement obligation	3,390	2,904
Loss on abandonment	151	997
(Gain) loss on exchange/sales of properties	(11,974)	148
Other, net	(946)	–
	76,715	82,987
Income (loss) from operations	16,314	(1,067)

Other income (expense):
Interest income	144	213
Interest expense, net	(12,219)	(12,623)
Derivative income	3,535	16,245
	(8,540)	3,835

Income before income taxes	7,774	2,768

Income tax (expense) benefit:
Current	(553)	(378)
Deferred	(852)	1,252
	(1,405)	874

Net income	6,369	3,642
Less income attributable to the redeemable noncontrolling interest	(4,455)	(2,006)
Less convertible preferred stock dividends	(2,800)	–
Net income (loss) attributable to common shareholders	$(886)	$1,636

Net income (loss) per share attributable to common shareholders:
Basic	$(0.02)	$0.05
Diluted	$(0.02)	$0.05

Weighted average number of common shares:
Basic	50,450	35,618
Diluted	50,450	35,706

CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$6,369	$3,642
Adjustments to operating activities	26,430	44,995
Changes in assets and liabilities	(27,330)	(25,752)
Net cash provided by operating activities	5,469	22,885

Cash flows from investing activities:
Additions to oil and gas properties	(157,342)	(234,452)
Increase in restricted cash	(35,477)	(13,500)
Proceeds from disposition of assets	2,053	–
Additions to furniture and fixtures	(7)	(88)
Net cash used in investing activities	(190,773)	(248,040)

Cash flows from financing activities:
Proceeds from dollar-denominated overriding royalty transaction	121,136	–
Principal payments – dollar-denominated overriding royalty transaction	(12,318)	–
Proceeds from sale of net profits interests	50,000	–
Net profits interests payments	(472)	–
Proceeds from term loans	46,000	–
Payments of term loans	(17,310)	(33,812)
Principal payments - pipeline transaction	(660)	–
Deferred financing costs	(8,858)	–
Sale of noncontrolling interest	–	148,751
Limited partner distributions to noncontrolling interest	(3,563)	–
Preferred stock dividends	(2,856)	–
Preferred stock issuance costs	(45)	–
Exercise of stock options	2,607	–
Net cash provided by financing activities	173,661	114,939

Effect of exchange rate changes on cash and cash equivalents	(483)	(1,397)

Decrease in cash and cash equivalents	(12,126)	(111,613)
Cash and cash equivalents, beginning of year	108,961	214,993
Cash and cash equivalents, end of period	$96,835	$103,380

Hedges, Derivatives and Fixed Price Contracts

	2010				2011
	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	1,815	1,830	1,830	5,475	900				900
Price ($/MMBtu)	$5.57	$5.57	$5.57	$5.57	$5.42				$5.42

Crude Oil
Volumes (MBbls)	364	414	414	1,192	338	546	552	552	1,988
Price ($/Bbl)	$75.13	$77.83	$77.83	$77.00	$78.76	$82.18	$82.18	$82.18	$81.60

Crude Oil
Volumes (MBbls)	182	184	184	550	270	273	184	184	911
Price ($/Bbl)	$70.00	$70.00	$70.00	$70.00	$77.33	$77.33	$80.00	$80.00	$78.41
Reparticipation calls ($/Bbl)	$110.00	$110.00	$110.00	$110.00	$111.67	$112.50	$110.00	$110.00	$110.99

Collars
Natural Gas
Volumes (MMMBtu)	1,365	1,380	1,380	4,125	1,350				1,350
Floor Price ($/MMBtu)	$4.75	$4.75	$4.75	$4.75	$4.75				$4.75
Ceiling Price ($/MMBtu)	$7.95	$7.95	$7.95	$7.95	$7.95				$7.95

Puts
Crude Oil
Volumes (MBbls)	91	92	92	275
Floor Price ($/Bbl)	24.70	24.70	24.70	$24.70

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	728	736	736	2,200	450				450
Price ($/MMBtu)(1)	$5.88	$5.88	$5.88	$5.88	$5.45				$5.45

The above are ATP's outstanding financial and physical commodity contracts.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes currency translation rate of $1.5 USD per GBP

	2012
	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Crude Oil
Volumes (MBbls)	205	91	92	92	480
Price ($/Bbl)	$87.88	$89.95	$89.95	$89.95	$89.07

The above are ATP's outstanding financial and physical commodity contracts.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

CONTACT:
ATP Oil & Gas Corporation, Houston
Chairman and CEO
T. Paul Bulmahn, 713-622-3311
or
Chief Financial Officer
Albert L. Reese Jr., 713-622-3311
www.atpog.com